Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 10, 2007, with respect to the combined financial statements of Sunset Healthcare included in Amendment No. 4 to the Registration Statement (Form S-1) and related Prospectus of Skilled Healthcare Group, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Orange County, California
April 26, 2007